Exhibit 99.1

TransDigm to Acquire Telair Cargo Group

CLEVELAND, February 23, 2015 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) announced today a definitive agreement to purchase the Telair Cargo Group of businesses (“Telair”), a global leader in aerospace on-board cargo loading and handling, restraint systems and unit load devices from AAR CORP. (NYSE: AIR), for a total purchase price of approximately $725 million in cash, subject to adjustment. TransDigm expects to finance the acquisition through existing cash on hand and possible use of its existing revolving credit facility.

Telair revenues are anticipated to be about $300 million with EBITDA margins approaching 20% for fiscal year ending May 2015. Over 80% of revenues are from the commercial aerospace market with the balance from the military aerospace market. Approximately 45% of revenues come from the aftermarket, primarily commercial transport and cargo aircraft. Approximately 95% of the revenues are from proprietary products with about 80% sold on a sole source basis. The business consists of three major operating units, Telair International GmbH (“Telair Europe”), Nordisk Aviation Products, AS (“Nordisk”) and AAR Cargo Systems (“Telair US”). The business employs just over 600 employees in its various locations worldwide.

Telair Europe, the largest operating unit in Telair and headquartered in Miesbach, Germany, accounts for approximately 60% of the revenues and a higher percentage of the profits. Telair Europe is a market leader in the design, manufacture and support of complete on-board baggage and cargo loading and handling systems for wide-body and narrow-body aircraft worldwide. Since its inception, it has developed long-standing relationships with Airbus and Boeing, resulting in a substantial installed base of systems worldwide as well as positions on a broad range of new and existing aircraft. Major platforms include the A320 family, A330/A340, A350, B747-8 I/F, B737-6/7/8/900 and the CRJ 700/900/1000.

Nordisk, headquartered in Holmestrand, Norway, is the market leader in the design, engineering, and manufacture of innovative and cost-effective unit load devices. Offering lower and main deck containers, special purpose pallets and platforms, Nordisk products are in service with nearly every airline or dedicated freight company.

Telair US, headquartered in Goldsboro, North Carolina, is also a supplier, designer and manufacturer of in-aircraft cargo loading systems and components for a variety of commercial and military platforms including passenger to freighter conversions. Major platforms include the A400M, B767F and XC-2, as well as A300 modifications.

“This is another sizable acquisition opportunity that meets our strategic, operational and value-creation criteria,” stated W. Nicholas Howley, TransDigm’s Chairman and Chief Executive Officer. “We are pleased with the opportunity to acquire a business of this size that so closely meets our business model. Telair has built a leading worldwide positon in cargo handling equipment and related aftermarket. The products are primarily highly engineered and proprietary. The business has a significant and growing aftermarket. They have continually invested in new platforms and are positioned for growth as the commercial aerospace and cargo markets continue to expand.”

Mr. Howley continued, “We anticipate that the revenue run rate will be relatively flat for the first 12 to 18 months due to significant A400M shipments in fiscal year 2015 that will not fully repeat in fiscal year 2016. This should be offset by growth in other areas in fiscal 2016. The ramp up in A350 shipments will begin to contribute meaningfully beyond that. As with all of our acquisitions, we see opportunities for private equity like value creation for our shareholders from this transaction.”

“We are confident that TransDigm’s leadership will ensure a strong future for the Telair group, its employees and customers,” said David P. Storch, Chairman and Chief Executive Officer of AAR. “TransDigm is a leading global designer, producer and supplier of highly engineered aircraft components, systems and subsystems for use on nearly all commercial and military aircraft in service today.”

The acquisition, which is expected to close within the next sixty days, is subject to regulatory approvals and customary closing conditions.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

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